Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of 2nd August 2023, by and between HO SHIAN CHING (the “Executive”) and ESGL Holdings Limited, an exempted company with limited liability duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”, and together with the Executive, the “Parties”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s term of employment hereunder shall be from the period beginning on date set out in Schedule 1 until it is terminated in accordance with Section 5 of this Agreement (the “Effective Date”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

The Parties agree that this Agreement shall supersede the Employee’s previously signed employment agreement with Environmental Solutions (Asia) Pte Ltd (the “Previous Employment Agreement”) in its entirety and the Previous Employment Agreement shall be terminated immediately prior to the Commencement Date. Notwithstanding the above and for the avoidance of doubt, the Employee’s period of continuous employment under this Agreement shall be counted from the commencement date in the Previous Employment Contract (as set out in Schedule 1).

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the position as set out in Schedule 1. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. The Executive may be transferred, re-designated or re-assigned duties at the discretion of the Company.

Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of civic or charitable organization in accordance, provided, that such act or service shall not be in contravention of, and shall be fully in accordance with the Company’s conflict of interest policies.

2.3 Working hours. The Executive’s normal working hours shall be 8:00 am to 5:00 pm on Mondays to Fridays (with a sixty (60) minute lunch break) and such additional hours as are necessary for the proper performance of the Executive’s duties. The Executive acknowledge that he shall not receive further remuneration in respect of such additional hours.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located at 101 Tuas South Avenue 2, Singapore, 637226, provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive the monthly salary as set out in Schedule 1 in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase or decrease the Executive’s base salary during the Employment Term in accordance with its policies. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”).

4.3 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in any employee stock ownership plan, executive shares scheme or successor plan, subject to the terms of such plan, as determined by the Board or the Compensation Committee, in its discretion.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company. The Company reserves the right to amend or terminate any Employee fringe benefits and prerequisites at any time in its sole discretion, subject to applicable law.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

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4.6 Vacation; Paid Time Off. The Executive shall be entitled to (a) fourteen (14) paid vacation days during the first two (2) years starting from the commencement date of the Previous Employment Agreement, and (b) any additional paid vacation days thereafter, per calendar year (prorated for partial years) in accordance with the Company’s policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7 Sick Leave. The Executive shall be entitled to fourteen (14) paid sick leave days per calendar year in accordance with the Company’s policies, as in effect from time to time. This entitlement to sick leave shall be extended to sixty (60) days if it is certified by a registered doctor that the Executive is in need of hospitalization.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s Memorandum and Articles of Association for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.10 Taxes. The Executive shall be fully responsible for his personal income tax clearance and/or other associated government agencies taxation schemes that are applicable, including any newly imposed taxes during his Employment Term. In the event withholding tax is applicable, the Company is entitled to deduct the same from the Executive’s salary. There shall be no taxation relief of any kind by the Company, be it imposed by the local government agencies and/or any other authorities of other countries of origin in which the Executive is personally liable and obligated to pay. The Executive shall be fully responsible for such payments and fully indemnify the Company against such claims.

4.11 Central Provident Fund. All statutory employee and employer contributions made by the Company to the Executive’s central provident fund account shall be immediately vested.

5. Termination of Employment.

5.1 The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party advance written notice (the period of which is set out in Schedule 1) of any termination of the Executive’s employment, or salary in lieu of notice for such period (being salary only and shall not include any variable, discretionary, bonus or ex gratia payment payments).

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5.2 Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described below and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates:

(i) any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.2(i) through 5.2(iv) are referred to herein collectively as the “Accrued Amounts.”

5.3 For Cause.

(a) The Executive’s employment hereunder may be terminated with immediate effect by the Company for Cause and without liability on the part of the Company.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iii) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

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(iv) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vi) the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company;

(vii) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute; or

(viii) (viii) the Executive’s work visa is revoked.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

5.4 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with applicable law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

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5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary as of the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company or its affiliates in confidence.

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The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of waste management and environmental services. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company ) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

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(d) Other Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s legal counsel) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other relevant regulatory authority.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity (as defined below) within the Restricted Territory (as defined below) in the waste management and environmental services industry (the “Business”).

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For purposes of this Section 8, “Prohibited Activity” is any activity in which the Executive shall be, directly or indirectly, performing the same or similar duties as Executive performed for the Company, or if Executive will, is likely to or will inevitably use or disclose Confidential Information trade secrets or proprietary information of the Company. For purposes of this Section 8, “Restricted Territory” shall mean Singapore, it being understood and agreed by Executive and the Company that the Company’s Business is conducted in Singapore. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the applicable law, regulation, or order.

8.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates, or attempt to do so, for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

8.4 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive therefore agrees and covenants, for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.5 Acknowledgments. The Company and Executive agree that the provisions of this Section 8 do not impose an undue hardship on Executive and are not injurious to the public, (b) that these provisions are necessary to protect the Business of Company, (c) that the nature of Executive’s responsibilities with Company under this Agreement provide and/or will provide Executive with access to Confidential Information, proprietary information, or trade secrets that are valuable and confidential to Company, (d) that the Company would not have entered into this Agreement with Executive if Executive did not agree to the provisions of this Section 8, (e) that Company would not have provided the Severance (as outlined in Section 5.2) or any other consideration outlined in this Agreement if Executive did not agree to the provisions of this Section 8, (f) that the provisions of this Section 8 are reasonable in terms of length of time and scope, and (g) that adequate consideration supports the provisions of this Section 8.

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8.6 Adjustments. In the event that a court determines that any provision of this Section 8 are unreasonably broad or extensive, Executive agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. If such partial enforcement is not possible, the provision shall be deemed severed from this Agreement. Company reserves all rights to seek any and all remedies and damages permitted under law including, but not limited to, injunctive relief, equitable relief, and compensatory damages for any breach of Executive’s obligations under this Section 8, without the obligation to post or provide any bond.

8.7 Extensions. To the extent that any of the restrictive covenants contained in this Section 8 are deemed enforceable by a court of competent jurisdiction, the duration of such restrictive covenants shall be deemed automatically extended for a period equal to the time during which any breach thereof persists and for a period equal to the time any litigation to enforce such covenant remains pending. Moreover, in the event Executive breaches or threatens to breach any of the provisions of this Section 8, the Company shall immediately cease payment of any Severance, or other amounts due under this Agreement, as the case may be.

9. Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its Business, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the applicable law, regulation, or order.

10. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company .

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

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11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12. Governing Law; Consent to Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Singapore without regard to conflicts of law principles. The Executive hereby irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement may be brought in the courts of Singapore, (ii) consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and (iii) waives any objection which it may have to the laying of venue of any such claim that any such suit, action or proceeding has been brought in an inconvenient forum and covenants that it will not seek to challenge the jurisdiction of such courts or seek to oust the jurisdiction of such courts, whether on the basis of inconvenient forum or otherwise. The Executive agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

13. Stock Ownership Requirements. During the Employment Term, the Executive may be expected to maintain ownership of Company common stock in accordance with guidelines established by the Compensation Committee from time to time.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Parties. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

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16. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

ESGL Holdings Limited

101 Tuas South Avenue 2, Singapore 637226

If to the Executive:

Please refer to the details set out in Schedule 1

21. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound. The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

22. Withholding. The Company shall have the right to withhold from any amount payable hereunder any relevant taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

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23. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESGL HOLDINGS LIMITED

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ HO SHIAN CHING
HO SHIAN CHING individually